Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Investors:	Molly Salky, 314.423.8000 x5353
Media:	Jill Saunders, 314.423.8000 x5293

BUILD-A-BEAR WORKSHOP, INC. TO LOCATE COMPANY-OWNED

DISTRIBUTION CENTER IN COLUMBUS, OHIO

ST LOUIS – December 29, 2005 – Build-A-Bear Workshop, Inc. (NYSE: BBW), an interactive, entertainment retailer of customized stuffed animals, today announced that it plans to build a 350,000-square-foot distribution center in Groveport, Ohio in the Groveport Commerce Center, located approximately 10 miles southeast of downtown Columbus. The center will convert an existing third-party distribution center located in St. Louis to a pool point and the new location in Columbus will serve as the primary distribution center for the company’s North America store operations.

“Our company has significantly broadened its national store presence over the past several years, and we have ambitious plans for future growth,” said Barry Erdos, president and chief operating officer bear. “We believe our new, centrally located state-of-the-art company-owned distribution facility will improve inventory control and management, realize greater efficiencies, and reduce operating costs. We appreciate the cooperation and support we have received from the city of Columbus and from the Village of Groveport. We look forward to building a long and lasting relationship with this community.”

The Groveport distribution center will initially employ approximately 100 associates. The company anticipates hiring for the new facility will begin in mid-2006. The facility is expected to become fully operational beginning in September 2006. The company expects capital expenditures associated with the new distribution center will total approximately $24 million.

Build-A-Bear Workshop currently utilizes three distribution centers operated by third-party providers. These distribution centers are located in St. Louis, Toronto, Canada and Los Angeles. The company will continue to utilize third party distribution centers in Toronto and Los Angeles and will transition the St. Louis center to a distribution pool point for local markets after September 2006. “Our partnership with JS Logistics has been both positive and supportive. As fellow entrepreneurs the management at JS shares our commitment to growth and we look forward to a continuing partnership” said Erdos.

Build-A-Bear Workshop® To Locate Company-Owned DC in Columbus, 12.29.05	Page 2 of 3

About Build-A-Bear Workshop, Inc.

Build-A-Bear Workshop, Inc., is the only global company that offers an interactive make-your-own-stuffed animal retail-entertainment experience.  Founded in St. Louis in 1997, the company currently operates more than 200 stores in the United States and Canada.  The addition of stores in Europe, Asia and Australia make Build-A-Bear Workshop the leader in the teddy bear business.  In November 2004, the company expanded the make-your-own concept from stuffed animals to dolls with the opening of its first friends 2B made® stores, which feature doll making.  Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $302 million in fiscal 2004.  For more information, call 888.560.BEAR (2327) or visit the company’s award-winning Web sites at www.buildabear.com and www.friends2bmade.com.

Forward-Looking Statements

This press release contains "forward-looking statements" (within the meaning of the federal securities laws) which represent the Company's expectations or beliefs with respect to future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: we may be unable to generate comparable store sales growth; our marketing initiatives may not generate sufficient brand awareness and sales; we may be unable to effectively manage our international franchises or comply with changing laws relating thereto; we may be unable to generate demand for our retail experience, or to respond to consumer preferences; customer mall traffic may decrease, as a result of various factors, including a reduction of consumer confidence because of terrorism or war; general economic conditions may worsen; our market share could be adversely affected by competitors; we may lose key personnel, or be unable to hire qualified additional personnel; vendor deliveries may be disrupted; the availability and costs of our products could be impacted by international manufacturing and trade issues; our warehousing and distribution vendors may perform poorly; we may fail to protect our intellectual property and may have infringement, misappropriation or other disputes or litigation with third parties; we may be unable to open new stores, renew or replace our store leases, enter into leases for new stores on favorable terms, or continue to comply with our current leases; we may experience communications or information systems failures; we may suffer negative publicity or be sued due to alleged violations of labor laws, employee regulations or unethical practices, either by the Company or its merchandise manufacturers; and we may violate or be accused of violating privacy or security laws by reason of improperly obtaining or failing to adequately protect Guest information. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements are included in the Company's filings with the SEC, specifically as described in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004. The Company undertakes no obligation to update or revise any forward- looking statements to reflect subsequent events or circumstances even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

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